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                                                                   Exhibit 10.1

                            Manufacturing Contract

This Manufacturing Agreement ("Agreement") is entered into this 27/th/ day of August 1998 by and between Airspan Communications Limited having its place of business at 5 New Square Feltham, Middlesex. TW14 8HA England. ("Customer") and Flextronics International Sweden AB, Rombvagen 4, Verko, Karlskrona. Sweden ("Flextronics").

Customer has created a market for Customer's Products and is solely responsible for the sales and marketing of the Products. Flextronics has developed processes and practices for manufacturing products for many different electronic applications and at Customer's request desires to manufacture Customer's Products in accordance with Customer's specifications. Customer acknowledges that Flextronics' expertise is manufacturing and that Flextronics' responsibility related to the Customer's Products is limited to this extent.
The parties agree as follows:

1.0  WORK, LICENSE

Flextronics agrees to perform the work (hereinafter "Work") pursuant to purchase orders or changes thereto issued by Customer and accepted by Flextronics. Work shall mean to procure components, materials and other supplies and to manufacture, test, and assemble products (hereinafter "Products") pursuant to detailed written specifications for each such Product which are provided by Customer and accepted by Flextronics and to deliver such Products to a Customer designated location. For each Product or revision thereof, written specifications shall include but are not limited to bill of materials, schematics, assembly drawings, test specifications, current revision number, and approved vendor list (hereinafter "Specifications") as attached hereto.

Flextronics is granted by Customer a non-exclusive license during the term of this Agreement to use all of Customer's patents, trade secrets and other intellectual property required to perform Flextronics' obligations under this Agreement.

Flextronics shall retain all intellectual property rights in manufacturing processes developed by Flextronics but shall grant to Airspan a license on a royalty-free basis without limit of time for all improvements made to the Product by Flextronics.

2.0  FORECASTS, ORDERS, MATERIAL PROCUREMENT

2.1 Forecast. Customer shall provide Flextronics, on a two weekly basis, a rolling six (6) month Product Forecast (including a call-off schedule).

2.2 Purchase Orders. The first four (4) months in the latest issued Product Forecast issued by Customer, as described in Section 2.1, shall be considered as a Purchase Order subject to Section 3.2. Each Purchase Order shall reference this Agreement, and the applicable written Specifications as described in
Section 1.0. Purchase Orders shall not to be unreasonably withheld be binding on Flextronics until accepted by Flextronics at its discretion. Flextronics shall notify Customer of rejection of any purchase order within five (5) working days of receipt of such order.

Customer may use its standard Purchase Order form to release items, quantities, prices, schedules, change notices, specifications, or other notice provided for hereunder. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument.

2.3 Material Procurement. Customer's accepted Purchase Orders will constitute authorization for Flextronics to procure, using standard purchasing practices, the components, materials and supplies necessary for the manufacture of Products ("Inventory") covered by such purchase orders.

In addition, Customer authorizes Flextronics to purchase, in amounts beyond the amount necessary to fill accepted purchase orders, the components, materials, and supplies: i) with lead times greater than ninety (90) days at the time the order is placed ("Long Lead Time Components") plus 30 days to account for the order, shipment, receipt and manufacturing time and, ii) purchased in quantities above the required amount in order to achieve price targets ("Economic Order Inventory"), and iii) purchased in excess of requirements because of minimum lot sizes available from manufacturers ("Minimum Order Inventory"). Together these are called "Special Inventory".

Flextronics may purchase Long Lead Time Components sufficient to meet all deliveries under the purchase orders and forecast in effect at the time the order with the supplier is placed, and may reasonably purchase Minimum Order Inventory

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even if greater than the amount necessary to meet purchase orders and forecast. Economic Order Inventory shall be purchased by Flextronics only with the prior approval of Customer. Flextronics may, from time to time, hold Long Lead Time Components and finished goods in inventory to increase customer flexibility. The components and quantities of all such inventory will be documented in a separate letter and signed by both Flextronics and Customer.

Customer expects diligent stock handling and control procedures including cycle counting where necessary to maintain stock accuracy and hence reduce liability to customer.

3.0  SHIPMENTS, SCHEDULE CHANGE, CANCELLATION

3.1 Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Customer's Specifications, marked for shipment to Customer's destination specified in the applicable purchase order and delivered to a carrier or forwarding agent. Shipment will be F.C.A. at which time risk of loss and title will pass to Customer. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products will be paid by Customer.

3.2 Quantity Increases and Shipment Schedule Changes. For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the table below:

     1) Product in manufacture                         Change only by agreement
     2) Product in preparation                         Reschedule with customer covering all
                                                       extraordinary costs by joint agreement
     3) Product on schedule and no work in progress    Reschedule within the bounds of component supply

If there are extra costs, as demonstrated in Appendix 2 to meet any schedule change Flextronics will inform the Customer for its approval in advance of the change. Changes in quantity or shipment date causing excess inventory in more than thirty (30) days may be subject to an inventory carrying charge. Furthermore, any changes in quantity and shipment date, within 30 days from originally scheduled, may not subsequently be rescheduled within the next 30 day period to thereby avoid charges for excess inventory, without the prior approval of Flextronics. The inventory carrying charge shall be 1.25% per month for inventory and Special Inventory procured to support the original schedule. Excess inventory, as described in this Section, which is subject to carrying charge, shall, upon request from Customer, be reasonably provable by Flextronics. Excess inventory held by Flextronics for more than six (6) months shall be purchased by Customer or disposed according to Section 3.3. .
Allowable quantity changes are subject to material disposition. Flextronics will use reasonable commercial efforts to meet quantity changes.

In order to meet the Customer's flexibility in demands, the Customer may request and identify Special Inventory to be procured and held by Flextronics in excess of inventory required to meet the Product Forecast. The inventory carrying charge for such Special Inventory shall be 1.25% per month.

3.3 Cancellation. Customer may not cancel any portion of Product quantity of an accepted purchase order without Flextronics' prior written approval, not to be unreasonably withheld. If the parties agree upon a cancellation, Customer will pay Flextronics for Products, Inventory, and Special Inventory affected by the cancellation as follows: (i) 100% of the contract price for all finished Products in Flextronics' possession, (ii) 106% of the cost of all Inventory and Special Inventory in Flextronics' possession excluding unrepairable production reject and not returnable to the vendor or usable for other customers, whether in raw form or work in process, less the salvage value thereof, (iii) 105% of the cancellation cost of all Inventory and Special Inventory on order and not cancelable, (iv) any previously approved, between Customer and Flextronics, vendor cancellation charges incurred with respect to Inventory and Special Inventory accepted for cancellation or return by the vendor, and (v) expenses incurred by Flextronics related to labor and equipment specifically put in place to support Customer's purchase orders.

Flextronics will use reasonable commercial efforts to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer.

If the forecast for any period is less than the previous forecast supplied over the same period, that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.

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The customer may substitute a similar purchase order for the cancellation of an existing purchase order by agreement of both parties.

3.4 Effect of Exchange Rates on material pricing. Variation in component pricing due to currency fluctuations will be managed in good faith by Airspan and Flextronics.

3.5 Backlog Recovery. Flextronics undertakes to provide suitable and timely resources to accelerate the existing schedule to recover a backlog or lost time position. Reasonable costs for such action will be allocated as follows:

     a)  Customer default and request    Costs to be covered by the customer
     b)  Flextronics default             Costs to be covered by Flextronics

4.0  ENGINEERING CHANGES

Customer may request, in writing, that Flextronics incorporate engineering changes into the Product. Such request will include a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics' evaluation shall be in writing and shall state the costs and time of implementation and the impact on the delivery schedule and pricing of the Product. If the change does not involve any company outside of Flextronics Sweden then Flextronics will respond to the customer within 3 working days. Flextronics will not be obligated to proceed with the engineering change until the parties have agreed upon the changes to the Product's Specifications, delivery schedule and pricing and upon the reasonable implementation costs to be borne by the Customer including, without limitation, the cost of Inventory and Special Inventory on-hand and on-order that becomes obsolete. When the customer agrees to accept such costs detailed at that time, Flextronics will implement the change immediately or in accordance to the proposed schedule.

5.0  TOOLING, NON-RECURRING EXPENSES, SOFTWARE

Flextronics shall provide non-Product specific tooling at its expense. Customer shall pay for or obtain and consign to Flextronics any Product specific tooling and other reasonably necessary non-recurring expenses, to be set forth in Flextronics' quotation. All software which Customer provides to Flextronics is and shall remain the property of Customer. Customer grants Flextronics a license to copy, modify and use such software required to perform Flextronics' obligations under this Agreement. All software developed by Flextronics to support the process tooling or otherwise shall be and remain the property of Flextronics.

6.0  PRODUCT ACCEPTANCE AND WARRANTIES

6.1 Product Acceptance. The Products delivered by Flextronics will be inspected and tested as required by Customer within thirty (30) days of receipt. If Products are found to be defective in material or workmanship, Customer has the right to reject such Products during said period. Products not rejected during said period will be deemed accepted. Customer may return defective Products, freight collect, after obtaining a return material authorization number, not to be unreasonably withheld, from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products will be repaired or replaced at Flextronics' option and returned freight pre-paid. If the Product is source inspected by Customer prior to shipment, Customer will inspect goods within five (5) days of request date.

6.2 Express Warranty. Flextronics warrants that the Products will conform to Customer's applicable Specifications and will be free from defects in workmanship for a period of one hundred and eighty (180) days from the date of shipment. Materials are warranted to the same extent that the original manufacturer warrants the materials. This express warranty does not apply to
(a) materials consigned by Customer to Flextronics; (b) defects resulting from Customer's design of the Products; or (c) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer. With respect to first articles, prototypes, pre-production units, test units or other similar Products, Flextronics makes no representations or warranties whatsoever. Notwithstanding anything else in this Agreement, Flextronics assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by Customer and Customer shall be liable for costs or expenses incurred by Flextronics related thereto. Upon any failure of a Product to comply with the above warranty, Flextronics' sole obligation, and Customer's sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight collect. Customer shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container.

FLEXTRONICS MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER,

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AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3 Production Yields. It is Flextronics intention to provide the customer with a quality production service. Subject to agreement and a design for manufacturability review Flextronics will trigger an investigation should solder joint quality ppm figures exceed 150ppm.

7.0  PAYMENT AND DELIVERY TERMS, ADDITIONAL COSTS AND PRICE CHANGES

7.1 Price, Payment and Delivery Terms. The price for Products to be manufactured will be set from time to time through purchase orders issued by Customer and accepted by Flextronics. All prices quoted are exclusive of local excise, sales, use and similar taxes, and any duties, and Customer shall be responsible for all such items. Payment for any Products, services or other costs to be paid by Customer hereunder is due thirty (30) days net from the date of invoice and shall be made in SEK. If Customer is late with payments, Flextronics may require prepayment or delay shipments or suspend work until assurances of payment satisfactory to Flextronics are received. Customer shall open, no later than 10 days after the signing of this document, a Bank Guarantee, or such other guarantee acceptable to Flextronics, in an amount of one and a quarter (1.25) million USD as separately detailed by and in favor of Flextronics upon which this contract comes into force. The Delivery Terms are Free Carrier (FCA) Flextronics factory in Karlskrona, Sweden, according to INCOTERMS 1990.

Pricing will be calculated using the general model shown in Appendix 1, demonstrating the negotiated 5% reduction in overall costs.

7.2 Additional Costs. Customer is responsible for (a) any expediting charges reasonably necessary because of a change in Customer's requirements which charges are preapproved, (b) any overtime or downtime charges incurred as a result of delays in the normal production or interruption in the workflow process and caused by: (1) Customer's change in the Specifications; or (2) Customer's failure to provide sufficient quantities or a reasonable quality level of consigned materials where applicable to sustain the production schedule. Customer caused delays as a result of consigned inventory will result in a special charge to the Customer of 1.25% of the sales price of the Product for each month, or part thereof, delayed.

7.3  Price Changes.   The price of Products to Customer may be increased by
Flextronics if the parties agree to the increase after good faith negotiation.

7.4 Cost Reductions. Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of components, obtaining alternate sources of materials,redefinition of Specifications, and improved assembly or test methods. Upon implementation of such ways which have been initiated by Flextronics, Flextronics will receive one hundred (100) percent of the demonstrated cost reduction for a period of three (3) months and thereafter fifty (50) percent of the demonstrated cost reduction for a further six (6) months. Customer will receive one hundred percent of the demonstrated cost reduction upon implementation of such ways initiated by Customer.

8.0  TERM AND TERMINATION

8.1 Term. The term of this Agreement shall commence on the date hereof above and shall continue thereafter until terminated as provided in Section 8.2 or 10.9.

8.2 Termination. This Agreement may be terminated by either party for any reason, with or without cause, upon one hundred and twenty (120) days written notice to the other party. Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination. Upon termination for any reason whatsoever, Customer shall be responsible for the finished Products, Inventory, and Special Inventory in existence at the date of termination in the same manner as for cancellations as set forth in section 3.3. Notwithstanding termination of this Agreement, Sections 6.2, 9.0, and 10.1 shall survive said termination.

8.3 Insolvency In the event that one of the parties becomes insolvent, is adjudicated bankrupt voluntarily or involuntarily files a petition of bankruptcy , or becomes financially incapable of performing its obligations in accordance with the terms of this agreement , and such involuntary proceedings, insolvency or incapacity is not revoked ,stayed or discharged within a thirty (30) day period , this agreement can be terminated without notice.

8.4 Material Breach. In the event of a material breach of this agreement by either party the aggrieved party shall by written notice to the other party, give said party a thirty (30) day period in which to cure such material breach. In

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      the event such material breach has not been cured within the thirty (30)
      day period the aggrieved party can terminated this agreement without notice.

9.0   LIABILITY LIMITATION

9.1 Patents, Copyrights, Trade Secrets, Other Proprietary Rights. Customer shall defend, indemnify and hold harmless Flextronics from all claims, costs, damages, judgments and attorney's fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, registered design rights, unregistered design rights, copyrights, trade secrets, proprietary rights and processes or other such rights in connection with the performance by Flextronics of its obligations under this Agreement. This excludes infringements not attributable to Airspan. Flextronics shall promptly notify Customer in writing of the initiation of any such claims.

THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

9.2 Product Liability. Customer agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will defend Flextronics from any claim or action and will hold Flextronics harmless from any loss, damage or injury, including death, which arises from any alleged defect in design, workmanship or materials of any Products. Customer shall, if requested by Flextronics, name Flextronics as an additional insured under Customer's product liability policies for any Products.

9.3   Limitation of Liability

9.3.1 Each party's maximum liability under this Agreement shall be limited to the sum of $5M in respect of physical damage to or loss of tangible property, and $5M in respect of all other events or any one event or series of connected events.

9.3.2 Each party acknowledges that this is a commercial contract and that, except as expressly set forth in this Agreement, neither party shall be liable to the other party or any person or entity claiming through or under that other party, directly or indirectly, for any loss or damage (whether direct, indirect, general, special or consequential) sustained for any cause or reason whatsoever relating to or arising out of the Product.

9.3.3 For the avoidance of doubt the "loss or damage" referred to in clause above includes:

               (i)  any:

                      (a) loss of profits;
                      (b) loss of sales;
                      (c) loss of turnover;
                      (d) loss of bargain; or
                      (e) loss of opportunity; or

               (ii) any indirect or consequential loss or damage howsoever caused.

9.3.4 Each party ("the Indemnifying Party") shall indemnify and hold harmless and defend the other party ("the Indemnified Party") and its respective officers, directors, employees, representatives and agents from and against all claims, demands, actions, suits, proceedings, writs, judgements, orders and decrees brought, made or rendered against them or any of them and all damages, losses and expenses suffered or incurred by them or any of them howsoever arising out of or related to the breach by the Indemnifying Party of any of the terms of this Agreement.][The Indemnified Party shall notify the Indemnifying Party forthwith of any claim, demand, action, suit, proceeding, writ, judgement, order or decree falling within the scope of this Section 9.3 and shall permit the Indemnifying Party sole conduct of the same and shall provide reasonable assistance in relation thereto, subject to the payment by the Indemnifying Party of the Indemnified Party's reasonable costs and expenses.]

10.0  MISCELLANEOUS

10.1  Confidentiality.   Confidentiality is attached to all information
exchanged between the parties except anything that is already in the public domain at the time of disclosure, or which subsequently becomes part of the public domain

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otherwise than by breach of this agreement. The party which receives such
Confidential Information agrees not to disclose it directly or indirectly to any third party without the prior written consent of the disclosing party. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof.

10.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. Customer shall hold the existence and terms of this Agreement confidential, unless it obtains Flextronics' express written consent otherwise. In all respects, this Agreement shall govern, and any other documents including, without limitation, preprinted terms and conditions on Customer's purchase orders shall be of no effect.

10.3 Amendments. This Agreement may be amended only by written consent of both parties.

10.4 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent, partner, or part of a joint venture of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.5 Expenses. In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, attorneys fees) from the other party.

Security Interest. Flextronics retains title of all products delivered to Customer until the purchase price and all other charges payable to Flextronics hereunder have been received in full.

10.7 Governing Law. This Agreement shall be governed by and construed under the rules of the laws International Chamber of Commerce in the Hague. All disputes arising in connection with this agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in the Netherlands by three arbitrators appointed in accordance with the said rules. The language of all arbitration's proceedings under this agreement shall be English.

Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.

10.9 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination.

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10.10 Notices.  All notices made or required to be given will be in writing and will be mailed, postage prepaid via certified letter to the addresses shown below

      Airspan Communications Ltd.      Flextronics International Sweden AB
      5 New Square                     Rombvagen 4
      Feltham                          Verko
      Middlesex TW14 8HA               Karlskrona
      England                          Sweden

      Attention:__________________     Attention:__________________

ACCEPTED AND AGREED TO:

CUSTOMER:                          FLEXTRONICS INTERNATIONAL SWEDEN AB:

__________________________         ___________________________________

By:_______________________         By:________________________________

Title:____________________         Title:_____________________________

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